Exhibit 10.17

ZALICUS INC.

Restricted Stock Unit Agreement

Granted Under CombinatoRx, Incorporated Amended and Restated 2004 Incentive Plan

The undersigned participant (the “Participant”) (i) acknowledges that on January 3, 2013, he received an award (the “Award”) of restricted stock units from Zalicus Inc. (the “Company”) under the Amended and Restated 2004 Incentive Plan (the “Plan”), (ii) hereby agrees to the terms of such Award, subject to the terms set forth in the Plan; (iii) further acknowledges receipt of a copy of the Plan as in effect on the date hereof; and (iv) agrees with the Company as follows:

1.    Effective Date. This Agreement shall take effect as of January 3, 2013, which is the date of grant of the Award (the “Grant Date”).

2.    Grant of Award. The Award consists of 250,000 restricted stock units (individually, an “RSU” and collectively, the “RSUs”). Each RSU represents the right to receive one share of the common stock of the Company, $0.001 par value per share (“Stock”), as provided in this Agreement. The shares of Stock that are issuable upon vesting of the RSUs evidenced by this Agreement are referred to as “Shares.”

3.    Provisions of the Plan. This Award is subject to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Award has been furnished to the Participant. By accepting this Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. All initially capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified herein.

4.    Nontransferability of RSUs. The RSUs acquired by the Participant pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the Plan.

5.    Forfeiture Risk. Upon termination of the Participant’s Employment for any reason (including by death or disability), any unvested RSUs (after the application of Section 6 of this Agreement and any other applicable provision contained in this Agreement) and any Dividend Equivalents (as defined below) paid with respect thereto shall be automatically and immediately forfeited as of the date of such termination.

6.    Vesting of RSUs. The RSUs acquired hereunder shall vest in accordance with the provisions of this Section 6 and applicable provisions of the Plan, as follows:

(a)    This Award shall vest with respect to 1/3 of the RSUs (determined after giving effect to any forfeiture under Section 5 above) on the first anniversary of the Grant Date and an additional 1/3 of the RSUs (determined after giving effect to any forfeiture under Section 5 above) on each anniversary thereafter until the third anniversary of the Grant Date. Notwithstanding the foregoing, no RSUs shall vest on any vesting date specified above unless the Participant is then, and since the date of grant has continuously been, employed by the Company.

(b)    In the event of the Participant’s termination of Employment without Cause or for Good Reason within 12 months following a Change of Control, the RSUs shall immediately vest and become issuable without forfeiture restriction.

(c)    For purposes of this Agreement:

“Cause” shall mean: (i) the Participant’s conviction of a felony; (ii) the Participant’s willful failure to perform (other than by reason of disability), or gross negligence in the performance of, the Participant’s duties and responsibilities, which failure or negligence continues or remains uncured after 30 days’ written notice to the Participant setting forth in reasonable detail the nature of such failure or negligence;

(iii) material breach by the Participant of any provision of any agreement between the Participant and the Company, which breach continues or remains uncured after 30 days’ written notice to the Participant setting forth in reasonable detail the nature of such breach; or (iv) material fraudulent conduct by the Participant with respect to the Company.

A “Change of Control” shall be deemed to have occurred when any of the following events takes place: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of 50 percent or more of the outstanding common stock of the Company; (ii) a sale, merger or consolidation after which securities possessing more than 50 percent of the total combined voting power of the Company’s outstanding securities have been transferred to or acquired by a Person or Persons different from the Persons who held such percentage of the total combined voting power immediately prior to such transaction; or (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more Persons (other than a wholly owned subsidiary of the Company or a parent company whose stock ownership after the transaction is the same as the Company’s ownership before the transaction). For purposes of this Change of Control definition, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any persons or entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

“Good Reason” shall mean that the Participant has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) the Company materially reducing the scope of the Participant’s duties and responsibilities or materially demoting or reducing the Participant’s authority; (ii) a material change to the Participant’s primary place of employment with the Company, which results in the Company changing the Participant’s primary place of employment to a location that is more than 50 miles from the Participant’s primary place of employment with the Company immediately prior to such change; or (iii) the Company materially reducing the Participant’s base salary. “Good Reason Process” shall mean that (i) the Participant reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Participant notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Participant cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Participant terminates his employment within 180 days after the first occurrence of the Good Reason condition. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

7.    Issuance of Shares.

(a)    Subject to the terms of the Plan and this Award, each RSU entitles the Participant to receive one share of Stock as soon as reasonably practicable following the vesting of the RSU, but in no event later than 30 days after such RSU vests.

(b)    The Shares shall be issued and delivered to the Participant in accordance with Section 7(a) upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Participant.

(c)    Notwithstanding anything to the contrary herein or in the Plan, if the Participant is a “specified employee” within the meaning of Section 409A of the Code, and if any issuance of Shares hereunder is subject to the rule under Section 409A(a)(2)(B)(i) of the Code, then such issuance of Shares shall be delayed until the earlier of (i) the date that is six months and one day after the Participant has a “separation from service” as defined in Section 409A of the Code or (ii) the death of the Participant.

8.    Stockholder Rights, Dividends, etc. Until such time as shares of Stock are issued to the Participant pursuant to Section 7(a), the Participant shall have no rights as a stockholder with respect to any Shares underlying the RSUs, including, but not limited to, any voting rights, provided, however, that any dividends or other distributions paid with respect to the Shares underlying the RSUs (“Dividend Equivalents”) shall accrue and shall be converted into additional RSUs based on the closing price of the Stock on any such distribution date and any such additional RSUs shall be subject to the same conditions and restrictions as are the RSUs with respect to which they were paid.

9.    Certain Tax Matters. The Participant expressly acknowledges the following:

(a)    The Participant acknowledges that no election under Section 83(b) of the Code may be filed with respect to this Award.

(b)    In circumstances in which tax withholding is applicable upon the vesting of the RSUs acquired hereunder, the Company may retain from the Shares otherwise deliverable to the Participant a number of Shares having a fair market value (as determined by the Administrator) equal to the Participant’s tax obligation; provided, however, that the total tax withholding using Shares may not exceed the Company’s statutory minimum withholding obligation. Notwithstanding the foregoing, the Company may, in its sole discretion, require the Participant to satisfy the withholding obligation with cash.

10.    Miscellaneous.

(a)    Notice hereunder shall be given to the Company at its principal place of business and shall be given to the Participant at the address set forth below, or in either case, at such other address as one party may subsequently furnish to the other party in writing.

(b)    This Award does not confer upon the Participant any rights with respect to continuation of service as an employee or director of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ZALICUS INC.

By:	/s/ Jason F. Cole
Name: Jason F. Cole
Title: EVP, Corporate Development and
General Counsel

Acknowledged and agreed:

/s/ Mark H. N. Corrigan
Mark H.N. Corrigan, M.D.

Address: 389 Marlborough St.

Boston, MA 02115

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